Exhibit 99.2

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Announces Five-for-Four Stock Split and
an Increase in Per Share Quarterly Cash Dividend
BATAVIA, NY, October 26, 2007 — Graham Corporation (AMEX: GHM) today announced that its Board of Directors has declared a five-for-four stock split of the Company’s common shares in the nature of a stock dividend and an increase in the post-split quarterly cash dividend to $0.03 per share.
The five-for-four stock split will be effected as a stock dividend, and stockholders will receive one additional share of common stock for every four shares of common stock held on the record date of November 30, 2007. The Company expects that the new common shares will be distributed on or about January 2, 2008. Fractional shares will be paid in cash based upon the closing price of the Company’s common stock on November 30, 2007.
Jim Lines, Graham’s President and Chief Operating Officer, commented, “Our strong performance and confident outlook factored into the Board’s approval of the stock split and dividend increase. Looking forward, Graham’s Board of Directors is also considering a shareholder proposal for our 2008 annual meeting to increase the number of authorized shares.”
As of today, Graham has approximately 3.9 million shares of common stock outstanding. After the distribution of the stock dividend, there will be approximately 4.9 million common shares outstanding.
In addition to approving the stock split, the Board of Directors also approved an increase in the quarterly cash dividend from the current dividend of $0.025 to $0.03 per common share. The current annualized dividend payment is approximately $0.4 million and will increase to $0.6 million on a post-split basis. The dividend will be paid on post-split shares January 2, 2008 to stockholders of record on November 30, 2007.
Separately, Graham reported second quarter of fiscal year 2008 earnings today with strong revenue growth of 45% to $23.1 million and net income of $4.4 million, or $1.10 per diluted share.
CONFERENCE CALL AND WEBCAST INDFORMATION
Graham’s senior management team will host a conference call and live webcast today at 11:00 a.m. EST. During the conference call and webcast, James R. Lines, President and COO, and J. Ronald Hansen, Vice President Finance and CFO, will review Graham’s second quarter fiscal 2008 financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call can be accessed as follows:
▪	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
▪	The teleconference can be accessed by dialing 1-201-689-8560 and referencing conference ID number 258106 approximately 5 — 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
▪	The webcast will be archived at http://www.graham-mfg.com. A transcript will also be posted once available.

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Graham Corporation Announces Five-for-Four Stock Split and an Increase in Per Share Quarterly Cash Dividend
October 26, 2007

▪	A replay can be heard by calling 1-201-612-7415, and entering the account number 3055 and conference ID number 258106. The telephonic replay will be available through November 2, 2007 at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 71 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. The principal markets for Graham’s equipment, sold either as components or complete system solutions, are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can also be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceuticals, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include, among other things, Graham’s ability to successfully execute customer contracts, meet customer preferences and changes in market conditions in the industries in which Graham operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

For more information contact: J. Ronald Hansen, Vice President Finance and CFO Phone: (585) 343-2216 Email: rhansen@graham-mfg.com	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
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